Exhibit 5.1
Brent B. Siler
(703) 456-8058
bsiler@cooley.com
December 29, 2008
Sucampo Pharmaceuticals, Inc.
4520 East-West Highway, Suite 300
Bethesda, Maryland 20814
     Re: Form S-8 Registration Statement Amendment
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of Post-effective Amendment No. 1 to Registration Statement No. 333-147420 on Form S-8 (as amended, the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 13,900,900 shares of Class A Common Stock, par value $0.01 per share, including (a) up to 4,250,000 shares of Class A Common Stock issuable under the 2006 Employee Stock Purchase Plan, (b) up to 8,500,000 shares of Class A Common Stock issuable under the Amended and Restated 2006 Stock Incentive Plan and (c) up to 1,150,900 shares of Class A Common Stock issuable under the Amended and Restated 2001 Stock Incentive Plan (collectively, the “Plans”), other than such shares that are issued and outstanding as of the date hereof (collectively, the “Plan Shares”). All of the Plan Shares are to be issued by the Company as described in the Registration Statement and related prospectuses (the “Prospectuses”).
In connection with this opinion, we have examined and relied upon (a) an executed copy of the Registration Statement and related Prospectuses, (b) the Plans, (c) the Company’s Certificate of Incorporation, as filed with the Delaware Secretary of State on December 19, 2008, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (d) the Company’s Bylaws, as currently in effect and certified by the Secretary of the Company as being complete, accurate and correct, (e) resolutions of the Board of Directors of the Company (the “Board”) adopted on December 9, 2008, as certified by the Secretary of the Company as being complete, accurate, and in effect, relating to the assumption of the Plans in connection with a holding company restructuring pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “Reorganization”) and any arrangements in connection therewith, and (f) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are
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December 29, 2008
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prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents in their individual capacities had the legal capacity to so execute and deliver. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

/s/ Brent B. Siler Brent B. Siler
ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM